Exhibit 21.1

Subsidiaries of Pioneer Southwest Energy Partners LP as of December 31, 2008

Name of Subsidiary	State or other Jurisdiction of Incorporation or Organization	Ownership
Pioneer Southwest Energy Partners USA LLC	Texas	100%
Pioneer Southwest Energy Partners Midstream LLC	Delaware	100%